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                                                                     Exhibit 3.2

                           SECOND AMENDED AND RESTATED
                                OPTION AGREEMENT


          THIS SECOND AMENDED AND RESTATED OPTION AGREEMENT (this "Agreement"), dated as of December 10, 1999, by and between F. PHILIP HANDY, a resident of the State of Florida ("Handy"), ALPHABET PARTNERS, an Illinois general partnership ("Alphabet"), ZFT PARTNERSHIP, an Illinois general partnership ("ZFT"), and Samstock/Alpha, L.L.C., a Delaware limited liability company ("Samstock/Alpha").

                              W I T N E S S E T H:

          WHEREAS, Handy, Alphabet, ZFT and Chart House Investors, L.L.C., a Delaware limited liability company ("CHI"), have entered into an Amended and Restated Option Agreement dated as of October 1, 1997 (the "First Amended Option Agreement"), pursuant to which CHI granted to Handy the option to purchase (the "First Amended Option") up to 163,581 shares (the "Chart House Shares") of Common Stock of Chart House Enterprises, Inc., a Delaware corporation ("Chart House Common Stock");

          WHEREAS, in connection with the dissolution of CHI, CHI has distributed all shares of Chart House Common Stock held by it to its members, including 198,203 Chart House Shares now held by Samstock/Alpha;

          WHEREAS, Handy, Alphabet, ZFT and Samstock/Alpha have agreed that the First Amended Option granted to Handy pursuant to the First Amended Option Agreement will apply to the Chart House Shares now held by Samstock/Alpha referred to above, and would not apply to any other shares of Chart House Common Stock held by CHI immediately prior to the distribution referred to above; and

          WHEREAS, Handy, Alphabet, ZFT and Samstock/Alpha intend for this Agreement to amend, restate and supersede the Original Option Agreement in its entirety.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

          1.  Option to Purchase Chart House Shares.

              (a) Samstock/Alpha hereby grants to Handy the option to purchase (the "Option") up to 163,581 Chart House Shares (the "Option Shares"). Such purchases may be made on more than one occasion, provided that Samstock/Alpha shall not be obligated to sell to Handy (i) less than 32,716 Option Shares on any occasion, or (ii) more than 163,581 Option Shares in the aggregate.

              (b) The purchase price upon an exercise of the Option shall be equal to the "Price Per Share" (as defined below), multiplied by the number of Option Shares that Handy is then purchasing upon exercise of the Option.

              (c) Initially, the "Price Per Share" shall be $5.75, provided that such price shall be increased at the rate of 6% per annum, compounded annually, for the period which shall have elapsed from March 11, 1997 to the date of the respective Closing (as defined below); and further provided that such price shall be subject to adjustment as set forth in subsection (d) below.

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              (d) If at any time the Chart House Shares shall be subdivided (by any stock split, stock dividend, recapitalization or otherwise) into a greater number of shares, the Per Share Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Option Shares that may be purchased hereunder will be proportionately increased. If at any time the Chart House Shares shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Per Share Price in effect immediately prior to such combination will be proportionately increased and the number of Option Shares that may be purchased hereunder will be proportionately reduced.

              (e) The Option shall expire and be of no further force and effect 30 days after written notice by Samstock/Alpha to Handy of the intention of Samstock/Alpha to dispose of all or any substantial amount of the Option Shares then held by Samstock/Alpha. The date of such expiration is hereinafter referred to as the "Expiration Date."

              (f) The Option may be exercised by Handy at any time and from time to time after the date hereof, and prior to the Expiration Date, by written notice to Samstock/Alpha, and shall terminate at 5:00 P.M., Chicago time, on the Expiration Date, after which time exercise of the Option shall be ineffective. Subject to the foregoing, the closing of a purchase of Option Shares upon exercise of the Option (the "Closing") shall take place at 10:00 a.m., Chicago time, at the offices of Samstock/Alpha, on the first business day which is 30 days following notice to Samstock/Alpha of an exercise of the Option, or at such other time and place, or on such other date, as the parties may agree. Handy shall pay for the Option Shares being purchased at the Closing by wire transfer of immediately available funds to such account or accounts as shall be designated by Samstock/Alpha.

          2. Representations and Warranties of Samstock/Alpha. Samstock/Alpha hereby represents to Handy as follows:

              (a) Samstock/Alpha is a validly existing limited liability company under the laws of the State of Delaware.

              (b) Samstock/Alpha has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized by all necessary action on the part of Samstock/Alpha and has been duly executed and delivered by Samstock/Alpha. This Agreement is the legal, valid and binding obligation of Samstock/Alpha, enforceable against Samstock/Alpha in accordance with its terms.

          3. Representations and Warranties of Handy. Handy hereby represents to Samstock/Alpha as follows:

              (a) Handy is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended.

              (b) Handy has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized by all necessary action on the part of Handy and has been duly executed and delivered by Handy. This Agreement is the legal, valid and binding obligation of Handy, enforceable against Handy in accordance with its terms.

          4.  Miscellaneous.

              (a) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.




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              (b) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses:

                      (i)    if to Handy, to

                             Mr. F. Philip Handy
                             222 West Comstock
                             Winter Park, Florida  32789
                             (for personal delivery)

                                     - or -

                             Mr. F. Philip Handy
                             P.O. Box 2146
                             Winter Park, Florida  32789
                             (for mail)

                      (ii)   if to Samstock/Alpha, to

                             Samstock/Alpha, L.L.C.
                             Two North Riverside Plaza, Suite 600
                             Chicago, Illinois  60606
                             Attention:  Sheli Z. Rosenberg

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

              (c) This Agreement shall be governed by and construed in accordance with the substantive law of the State of Illinois, without giving effect to the principles of conflict of laws thereof.

              (d) This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. A facsimile copy of a signature of a party to this Agreement shall be fully effective as if an original signature.

              (e) Neither this Agreement, nor any of the parties' rights, interests or obligations hereunder, shall be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

              (f) Upon execution of this Amended and Restated Option Agreement by all of the parties hereto, the Original Option Agreement shall be amended, restated and superseded in its entirety hereby and shall be of no continuing force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                          /s/  F. Philip Handy
                                          ------------------------------------
                                          F. Philip Handy






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                                          ALPHABET PARTNERS

                                      By: /s/ Donald J. Liebentritt
                                          ------------------------------------
                                          Donald J. Liebentritt, as vice
                                          president of Chai Trust Company, as
                                          trustee of SZ Kellie Trust, as general
                                          partner of Alphabet Partners



                                          ZFT PARTNERSHIP



                                      By: /s/  Donald J. Liebentritt
                                          ------------------------------------
                                          Donald J. Liebentritt, as vice
                                          president of Chai Trust Company, as
                                          trustee of ZFT Kellie Trust, as
                                          general partner of ZFT Partnership


                                          SAMSTOCK/ALPHA, L.L.C.


                                      By: /s/  Donald J. Liebentritt
                                          ------------------------------------
                                          Donald J. Liebentritt, Vice President